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                           AMERUS LIFE HOLDINGS, INC.
          EXHIBIT 11 - STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE



PRO FORMA WEIGHTED AVERAGE NUMBER OF SHARES (in thousands)

     Class A Common Stock owned by AmerUs Group             11,707
     Class A Common Stock owned by the public                6,449
     Class B Common Stock owned by AmerUs Group              5,000
                                                            ------

                                                            23,156
                                                            ------
                                                            ------


     * The issuance of Class A and Class B Common Stock is considered to have occurred as of January 1, 1995 for pro forma purposes; therefore, the weighted average number of shares outstanding is 23,156. The Company has no dilution of shares.

PRIMARY PRO FORMA EARNINGS PER COMMON SHARE

                                                  Year Ended December 31,
                                                  -----------------------
                                                  1996                1995
                                                  ----                ----

Primary Pro Forma Earnings Per Common Share       3.20                2.99